                                                             Exhibit 12(a)(5)(i)

This announcement is not an offer to sell, and is not soliciting any offer to buy, any securities. The Exchange Offer (as defined below) is made only by means of the Offering Circular/Prospectus dated April 19, 2001 and the related Letter of Transmittal and is not being made to any AT&T shareholder in any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal. In those jurisdictions in the United States where the securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of AT&T Corp. by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                   AT&T CORP.

                           NOTICE OF OFFER TO EXCHANGE

               1.176 SHARES OF AT&T WIRELESS GROUP TRACKING STOCK

                                FOR EACH SHARE OF

                               AT&T COMMON STOCK,

                  UP TO 427,736,486 SHARES OF AT&T COMMON STOCK


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON FRIDAY, MAY 25, 2001, UNLESS THE
                           EXCHANGE OFFER IS EXTENDED.

         AT&T Corp., a New York corporation ("AT&T"), is offering to exchange
1.176 shares of Wireless Group common stock, par value $1.00 per share, of AT&T ("AT&T Wireless Group Tracking Stock") for each share of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock") (the "Exchange Offer") validly tendered and not withdrawn by 5:00 p.m., New York City time, on May 25, 2001, or any later date to which the Exchange Offer may be extended by AT&T for any reason (such date and time, as it may be so extended, the "Expiration Date") and accepted by AT&T upon the terms and subject to the conditions set forth in the Offering Circular/Prospectus, dated April 19, 2001 (the "Offering Circular/Prospectus"), and the related Letter of Transmittal. AT&T will accept up to a maximum of 427,736,486 shares of AT&T Common Stock and will issue up to a maximum of 503,018,108 shares of AT&T Wireless Group Tracking Stock in the Exchange Offer. AT&T Wireless Group Tracking Stock is a class of common stock of AT&T that is intended to reflect the financial performance and economic value of AT&T's wireless services businesses.

         AT&T is making this Exchange Offer to provide holders of AT&T Common Stock with a mechanism to shift all or part of such holders' investment from one intended to reflect AT&T Common Stock Group (as defined in the Offering Circular/Prospectus) to one intended to reflect AT&T Wireless Group (as defined in the Offering Circular/Prospectus) without many of the tax and other costs normally associated with changing investments. As described in more detail in the Offering Circular/Prospectus, except with respect to cash received in lieu of fractional shares, most holders of AT&T Common Stock with unrealized gains on such shares will generally be able to exchange their appreciated AT&T Common Stock for shares of AT&T Wireless Group Tracking Stock without the U.S. federal income tax consequences associated with selling such AT&T Common Stock and purchasing AT&T Wireless Group Tracking Stock, provided such holders hold their AT&T common stock as a capital asset and are not subject to special treatment under the U.S. federal income tax laws. However, the tax consequences to individual holders may differ, and each holder should consult with such holder's tax advisor for a determination of the tax effects of accepting this Exchange Offer.

         The Exchange Offer is voluntary, which means that holders of AT&T Common Stock may tender all, some of or none of such holders' shares of AT&T Common Stock in the Exchange Offer, subject to proration. All persons holding AT&T Common Stock are eligible to participate in the Exchange Offer if they tender their shares in a jurisdiction where the Exchange Offer is permitted under local law.

         There are a number of conditions to the exchange offer, including the condition that at least 22,883,296 shares of AT&T Common Stock are validly tendered and not withdrawn on or prior to the Expiration Date. In the event that any one of these conditions is not satisfied, and AT&T decides not to waive satisfaction of that condition, AT&T is under no obligation to complete the Exchange Offer.

         If, upon the expiration date, holders of AT&T Common Stock have validly tendered more than 427,736,486 shares of AT&T Common Stock, AT&T will accept, on a pro rata basis, all shares of AT&T Common Stock validly tendered and not withdrawn, with appropriate adjustments to avoid the return of fractional shares of AT&T Common Stock. Holders of an aggregate of less than 100 shares of AT&T Common Stock as of April 17, 2001 that validly tender all of their shares of AT&T Common Stock generally will not be subject to proration if the Exchange Offer is oversubscribed, as described in the Offering Circular/Prospectus. AT&T will pay shareholders cash instead of issuing any fractional shares of AT&T Wireless Group Tracking Stock in this Exchange Offer. If, as a result of proration, all of a holder's shares of AT&T Common Stock are not accepted, AT&T will pay such holder cash instead of returning fractional shares of AT&T Common Stock.

         NONE OF AT&T, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE DEALER MANAGER, THE MARKETING MANAGER OR ANY OF THEIR RESPECTIVE OFFICERS OR DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY SHARES OF AT&T COMMON STOCK IN THE EXCHANGE OFFER.

         If AT&T notifies the Equiserve Trust Company (the "Exchange Agent"), either orally or in writing, that it has accepted the tenders of shares of AT&T Common Stock for exchange, the exchange of these shares of AT&T Common Stock will be complete. Promptly following the announcement by AT&T of the final results of the Exchange Offer, including proration, if any, the Exchange Agent will deliver the tendered shares of AT&T Common Stock to AT&T. Simultaneously, the Exchange Agent, as agent for the tendering stockholders, will receive from AT&T the shares of AT&T Wireless Group Tracking Stock that correspond, based on the Exchange Ratio and taking into account proration, to the number of shares of AT&T Common Stock accepted. The Exchange Agent will then credit the shares of AT&T Wireless Group Tracking Stock to book-entry accounts maintained by AT&T's transfer agent for the benefit of the tendering holders.

         In all cases, exchange of shares of AT&T Common Stock will be made only upon receipt by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date of the Exchange Offer of (1) if applicable, certificates representing such shares of AT&T Common Stock (or timely confirmation of a book-entry transfer of such AT&T Common Stock into the Exchange Agent's account at The Depository Trust Company) and (2) a properly completed and duly executed Letter of Transmittal or an agent's message (as described in the Offering Circular/Prospectus) in connection with a book-entry transfer of shares, together with any other documents required by the instructions to the Letter of Transmittal. AT&T will not pay any interest in connection with the Exchange Offer, regardless of any delay in making such exchange or crediting or delivering shares.

         AT&T expressly reserves the right, in its sole and absolute discretion for any reason, including the non-satisfaction of any of the conditions for completion of the Exchange Offer specified in the Offering Circular/Prospectus under the caption "This Exchange Offer -- Conditions for Completion of this Exchange Offer", at any time and from time to time, to extend the period of time during which the Exchange Offer is open or to amend the Exchange Offer in any respect, including changing the exchange ratio. AT&T also expressly reserves the right to extend the period of time during which the Exchange Offer is open in the event the Exchange Offer is undersubscribed - that is, fewer than 22,883,296 shares of AT&T Common Stock are tendered. In any of these cases, AT&T will make a public announcement of the extension or amendment.

         Tenders of shares of AT&T Common Stock made pursuant to the Exchange Offer may be withdrawn as set forth in the Offering Circular/Prospectus under the caption "This Exchange Offer -- Withdrawal Rights". Tendered shares may be withdrawn at any time prior to the Expiration Date and may also be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer if AT&T has not previously accepted such shares. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent by the Expiration Date at one of its addresses set forth on the back cover of the Offering Circular/Prospectus. The notice of withdrawal must (1) specify the name of the person having tendered the shares of AT&T Common Stock to be withdrawn, (2) identify the number of shares of AT&T Common Stock to be withdrawn and (3) specify the name in which physical AT&T Common Stock certificates are registered, if different from that of the withdrawing holder, as described in the Offering Circular/Prospectus. AT&T will determine, in its sole and absolute discretion, all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of shares of AT&T Common Stock in the Exchange Offer. This determination will be final and binding on all tendering stockholders. None of AT&T, the Information Agent, the Exchange Agent, the Dealer Manager, the Marketing Manager, the soliciting dealers or any other person will be under any duty to notify tendering stockholders of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give such notification.

         AT&T will furnish the Offering Circular/Prospectus, the Letter of Transmittal and other relevant materials to record holders of AT&T Common Stock and to brokers, securities dealers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the most recent stockholder list of AT&T or, if applicable, are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of AT&T Common Stock. The terms and conditions of the Exchange Offer are set forth in the Offering Circular/Prospectus, the Letter of Transmittal and the other relevant materials. Each holder of AT&T Common Stock that tenders shares of AT&T Common Stock in the Exchange Offer will be agreeing to the terms and conditions of the Exchange Offer and will be making certain representations and warranties to and agreements with AT&T, described in these documents. AT&T urges holders of AT&T Common Stock to read these documents carefully before deciding whether to participate in the Exchange Offer.

         The information required to be disclosed by Rule 13e-4(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offering Circular/Prospectus and is incorporated herein by reference.

         Questions and requests for assistance or additional copies of the Offering Circular/Prospectus, the Letter of Transmittal and other materials relating to the Exchange Offer may be directed to the Information Agent, the Dealer Manager or the Marketing Manager as set forth below.

                The Information Agent for the Exchange Offer is:

                   Georgeson Shareholder Communications, Inc.

                           (800) 603-1913 (toll free)
                         for calls in the United States
                           (888) 660-6629 (toll free)
                       for calls outside the United States

The Dealer Manager for the Exchange Offer is:            The Marketing Manager for the Exchange Offer is:

         CREDIT SUISSE FIRST BOSTON                                         LEHMAN BROTHERS
         (877) 355-7046 (toll free)                        (acting in conjunction with Fidelity Brokerage
                                                                             Services, LLC)
                                                                       (800) 544-6666 (toll free)

April 27, 2001

AT&T urges holders of AT&T Common Stock to read the final Registration Statement, including the final Offering Circular/Prospectus, regarding the Exchange Offer, as well as the other documents that AT&T has filed or will file with the Securities and Exchange Commission (the "SEC"), because they contain or will contain important information for making an informed investment decision. Holders of AT&T Common Stock may obtain a free copy of the final Offering Circular/Prospectus and other documents filed by AT&T at the SEC's website at www.sec.gov or at AT&T's website at www.att.com, or from AT&T directing such request in writing to AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, Attn.: Corporate Secretary's Department.